Exhibit 10.29.2

Execution Version

AMENDMENT NO. 2 TO

AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT

This AMENDMENT NO. 2 TO AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT (this “Amendment”) is made and entered into as of November 4, 2015 by and between Bank of America, N.A. (“Buyer”) and loanDepot.com, LLC (“Seller”). This Amendment amends that certain Amended and Restated Master Repurchase Agreement by and between Buyer and Seller, dated as of July 17, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”).

R E C I T A L S

Buyer and Seller have previously entered into the Agreement pursuant to which Buyer may, from time to time, purchase certain mortgage loans from Seller and Seller agrees to sell certain mortgage loans to Buyer under a master repurchase facility. Buyer and Seller hereby agree that the Agreement shall be amended as more fully provided herein.

In consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows:

1.	Amendments. Effective as of November 4, 2015 (the “Effective Date”), the Agreement is hereby amended as follows:

(a) Exhibit A to the Agreement is hereby amended by inserting the following new definitions in the appropriate alphabetical order:

“Equity Investors” shall mean the holders of the equity interests in Seller immediately prior to the Restructuring Transactions, and their respective Family Members and Family Trusts.

“Family Member” shall mean, with respect to any individual, any other individual having a relationship by blood, marriage, or adoption to such individual.

“Family Trust” shall mean, with respect to any individual, any trust or other estate planning vehicle established for the benefit of such individual or Family Members of such individual.

“IPO” shall mean the initial public offering of shares of Class A common stock of LD Corp. on the terms and conditions set forth in the S-1 Filing, and the transactions related thereto as set forth in the S-1 Filing.

“LD Corp.” shall mean loanDepot, Inc., a Delaware corporation.

“LD Holdings” shall mean loanDepot Holdings, LLC, a Delaware limited liability company.

“LD Intermediate” shall mean LD Intermediate, LLC, a Delaware limited liability company.

“Permitted Distributions” shall mean (a) distributions made from the proceeds of the IPO as set forth in the section entitled “Use of Proceeds” in the S-1 Filing, (b) distributions to LD Corp., LD Holdings or LD Intermediate or any of their respective subsidiaries to pay for or reimburse any them for (i) customary compensation, fees and expense reimbursements to their respective directors, officers and managers (ii) costs and expenses related to (A) compliance with Sarbanes-Oxley and other applicable securities laws (including, without limitation, the costs of any reporting requirements in connection with such compliance), (B) investor relations, shareholder meetings and shareholder reporting, (C) the acquisition and maintenance of customary directors and officers insurance, (D) listing fees, (E) corporate overhead costs (including, without limitation, the costs of audits) and costs related to maintenance of corporate existence, and (F) executive, legal and professional fees associated with the foregoing, and (c) Permitted Tax Distributions.

“Permitted Tax Distributions” shall mean distributions to the extent necessary to enable LD Holdings to make distributions under Section 4.1(a) of its Limited Liability Company Agreement.

“Restructuring Transactions” shall mean the following transactions undertaken in connection with the IPO: (a) the creation of LD Holdings and LD Intermediate, a wholly-owned subsidiary of LD Holdings, (b) the assignment to LD Holdings and LD Intermediate of all of the equity of Seller, such that following such assignment LD Holdings would own not less than 99% of the equity in Seller, and LD Intermediate would own 1% or less of the equity in Seller, (c) the ownership of all of the equity of LD Holdings by (i) LD Corp., and (ii) certain of the pre-IPO owners of Seller, and (d) the ownership of LD Corp. by certain of the pre-IPO owners of Seller and the investors in the public shares under the IPO.

“S-1 Filing” shall mean the Form S-1 Registration Statement dated as of October 8, 2015, filed by LD Corp. with the Securities and Exchange Commission, as amended, restated, supplemented or otherwise modified from time to time prior to the IPO.

“Use of IPO Proceeds” shall mean the use of proceeds from the IPO set forth in the section entitled “Use of Proceeds” in the S-1 Filing.

(b) Exhibit A to the Agreement is hereby amended by amending and restating the definition of “Change of Control” in its entirety as follows:

(a) any event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Equity Investors, LD Corp., LD Holdings and LD Intermediate, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 51% or more of the equity securities of Seller entitled to vote for members of the board of directors or equivalent governing body of Seller on a fully-diluted basis;

(b) the sale or disposition of all or substantially all of Seller’s assets (or consummation of any transaction, or series of related transactions, having similar effect);

(c) the dissolution or liquidation of Seller; or

(d) any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing.

(c) Section 7.2(e) of the Agreement shall be amended and restated in its entirety as follows:

(e) the representations and warranties of Seller set forth in Article 8 hereof shall be true and correct in all material respects as if made on and as of the date of each Transaction. At the request of Buyer, Buyer shall have received an officer’s certificate in form and substance satisfactory to Buyer, signed by a responsible officer of Seller certifying as to the truth and accuracy of same.

(d) Section 9.1 of the Agreement is hereby amended by adding the following clause (h):

(h) If applicable and at the request of Buyer, and provided such documents are not available on the SEC’s EDGAR website, copies of any 10-Ks, 10-Qs, registration statements and other “corporate finance” SEC filings by LD Corp. within the earlier of (i) with respect to the annual statements, one hundred and five (105) days after the end of the fiscal year of LD Corp.; (ii) with respect to the quarterly statements for the first three (3) fiscal quarters of each fiscal year, fifty (50) days after the end of such fiscal quarter of LD Corp.; and (iii) five (5) Business Days of their filing with the SEC;

(e) Section 9.3 of the Agreement is hereby amended by deleting Subsection (a) in its entirety and replacing it with the following new Subsection (a):

(a) a Material and Adverse Change with respect to LD Corp.;

(f) Section 10.2 of the Agreement is hereby amended and restated in its entirety as follows:

10.2 Debt and Subordinated Debt. Seller shall not, either directly or indirectly, without the prior written consent of Buyer, pay any Debt or Subordinated Debt if such payment shall cause a Potential Default or Event of Default. Further, if a Potential Default or an Event of Default shall have occurred and for as long as such is occurring, Seller shall not, either directly or indirectly, without the prior written consent of Buyer, make any payment of any kind thereafter on such Debt or Subordinated Debt until all obligations of Seller hereunder have been paid and performed in full. Further, if an Event of Default shall have occurred and for as long as such is occurring, Seller shall not distribute or transfer any of Seller’s property and assets to any Person (other than Permitted Distributions) or incur additional Debt or Subordinated Debt; provided, however, that for as long as such Event of Default is occurring, Seller may incur and pay trade Debt that is, or was, incurred in the ordinary course of business of Seller’s mortgage banking business.

(g) Section 10.7 of the Agreement is hereby amended and restated in its entirety as follows:

10.7 Transactions with Affiliates. Other than (i) the transactions described in the section entitled “Certain Relationships and Related Party Transactions” in the S-1 Filing and (ii) transactions (including, without limitation, under one or more services agreements or management agreements) pursuant to which costs, fees, and expenses described in clause (b) of the definition of Permitted Distributions are paid, Seller shall not, directly or indirectly, enter into any transaction with its Affiliates, if any, without the prior written consent of Buyer, including, without limitation, (a) making any loan, advance, extension of credit or capital contribution to an Affiliate, (b) transferring, selling, pledging, assigning or otherwise disposing of any of its assets to or on behalf of an Affiliate, (c) purchasing or acquiring assets from an Affiliate, or (d) paying management fees to or on behalf of an Affiliate; provided, however, that Seller may, without the prior written consent of Buyer, and provided that a Potential Default or an Event of Default is not existing and will not occur as a result thereof, engage in a transaction(s) with any or all of its Affiliates if (1) such transaction is in the ordinary course of Seller’s mortgage banking business and (2) such transaction is upon fair and reasonable terms no less favorable to Seller had Seller entered into a comparable arm length’s transaction with a Person which is not an Affiliate.

(h) Section 10.8 of the Agreement is hereby amended and restated in its entirety as follows:

10.8 Consolidation, Merger, Sale of Assets and Change of Control. Seller shall not (a) wind up, liquidate or dissolve its affairs; (b) enter into any transaction of merger or consolidation with any Person; (c) convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time), all or substanially all of its property or assets, or (d) allow a Change of Control to occur with respect to Seller, without prior written consent of Buyer; provided, however, that Seller may, without the prior written consent of Buyer, and provided that a Potential Default or an Event of Default is not existing and will not occur as a result thereof: (i) merge or consolidate with any Person if Seller is the surviving and controlling entity and (ii) in the ordinary course of Seller’s mortgage banking business, sell equipment that is uneconomic or obsolete and acquire Mortgage Loans for resale and sell Mortgage Loans.

(i) Section 10.9 of the Agreement is hereby amended and restated in its entirety as follows:

10.9 Payment of Dividends and Retirement of Stock. Seller shall not, without the prior written consent of Buyer, (a) declare or pay any dividends upon its shares of stock now or hereafter outstanding, except dividends payable in the capital stock of Seller, or make any distribution of assets to its shareholders, whether in cash, property or securities, or (b) acquire, purchase, redeem or retire shares of its capital stock now or hereafter outstanding for value, provided however, that (i) Seller may pay dividends as set forth within the Transactions Terms Letter, and (ii) notwithstanding any provision to the contrary in this Agreement, Seller may make Permitted Distributions at any time.

(j) The second sentence in Section 11.2 of the Agreement is hereby amended and restated in its entirety as follows:

Further, it is understood and agreed that upon the occurrence of an Event of Default, Seller shall strictly comply with the negative covenants contained in Article 10 hereunder, including without limitation Section 10.9.

(k) Exhibit E is hereby deleted.

2.

Consents. As of the Effective Date, Buyer hereby (a) consents to the IPO, the Restructuring Transactions and the Use of IPO Proceeds insofar as such consent is required pursuant to Sections 10.7, 10.8 and 10.9 of the Agreement, and (b) agrees and confirms that none of the IPO, the Restructuring Transactions or the Use of IPO Proceeds constitutes or shall constitute a violation, breach, Potential Default or Event of Default under the Agreement, any other Principal Agreement or any other document or instrument executed in connection therewith.

3.

Condition Precedent. As a condition precedent to the effectiveness of this Amendment, Seller hereby agrees that the IPO and related Restructuring Transactions shall have occurred. For the avoidance of doubt, to the extent that the IPO and the related Restructuring Transactions do not occur by December 31, 2015, this Amendment shall be rescinded and be of no force and effect.

4.

No Other Amendments; Conflicts with Previous Amendments. Other than as expressly modified and amended herein, the Agreement shall remain in full force and effect and nothing herein shall affect the rights and remedies of Buyer as provided under the Agreement. To the extent any amendments to the Agreement contained herein conflict with any previous amendments to the Agreement, the amendments contained herein shall control.

5.	Capitalized Terms. Any capitalized term used herein and not otherwise defined herein shall have the meaning ascribed to such term in the Agreement.

6.

Representations. In order to induce Buyer to execute and deliver this Amendment, Seller hereby represents to Buyer that as of the date hereof, after giving effect to this Amendment, (i) Seller is in full compliance with all of the terms and conditions of the Principal Agreements and remains bound by the terms thereof, and (ii) no Potential Default or Event of Default has occurred and is continuing under the Principal Agreements.

7.

Governing Law. This Amendment shall be construed in accordance with the laws of the State of New York without regard to any conflicts of law provisions (except for Section 5-1401 of the New York General Obligations Law which shall govern). All legal actions between or among the parties regarding the Agreement, including, without limitation, legal actions to enforce the Agreement or because of a dispute, breach or default of the Agreement, shall be brought in the federal or state courts located in New York County, New York, which courts shall have sole and exclusive in personam, subject matter and other jurisdiction in connection with such legal actions and the parties acknowledge and agree that venue in such courts shall be convenient and appropriate for all purposes.

8.

Severability. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

9.

Counterparts. For the purpose of facilitating the execution of this Amendment, and for other purposes, this Amendment may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. Facsimile signatures shall be deemed valid and binding to the same extent as the original.

[signature page follows]

IN WITNESS WHEREOF, Buyer and Seller have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first written above. Buyer shall have no obligation to honor the terms and conditions of this Amendment if Seller fails to fully execute and return this document to Buyer within three (3) days after the date hereof.

BANK OF AMERICA, N.A.	LOANDEPOT.COM, LLC

By:	By:
Name:	Name:
Title:	Title:

Signature Page to Amendment No. 2 to MRA